Exhibit 99.1

Kimberly D.C. Trapp, Optoelectronics Industry Expert, Joins Lumera Board of Directors

BOTHELL, WA. (November 1, 2006) -- Lumera Corporation (NASDAQ: LMRA), a leader in the emerging field of nanotechnology, announced today that Kimberly D.C. Trapp has joined its Board of Directors.

Since 2003, Ms. Trapp has been Industry Liaison Officer of Lehigh University’s Center of Optical Technologies, a multi-institutional initiative with a charter to advance research and applications of optical and optoelectronic technologies that drive growth and diversity in the industry.

Ms. Trapp has 23 years of optoelectronics industry experience. Before joining Lehigh University in 2003, she served as the Marketing Operations Director at Agere Systems. Her previous experience at AT&T Bell Labs included responsibility for the technology development and product management of the 10 Gb/s lithium niobate modulator product portfolio. In 1998, she assumed profit and loss responsibility for Lucent Technologies’ optoelectronics telecommunications product portfolio.

“I am personally delighted to welcome Kim to our Board. During the twenty years that I’ve known her, she has always demonstrated a keen understanding of the electro-optics industry and I look forward to her suggestions and contributions to our EO business unit,” said Tom Mino, Lumera’s Chief Executive Officer.

Ms. Trapp received her Bachelor of Science degree from Purdue University in Chemistry in 1980 and her Master’s Degree in Inorganic Chemistry from Fairleigh Dickinson University in 1984. In 1993, she completed an AT&T sponsored MBA program. Ms. Trapp has authored more than 30 technical papers and journal publications as well as 20 conference presentations and is a frequent speaker on optics research and optoelectronic technologies and products.

About Lumera
Lumera is a leader in the emerging field of nanotechnology. The company designs proprietary molecular structures and polymer compounds for the bioscience and communications/computing industries, both of which represent large market opportunities. The company also has developed proprietary processes for fabricating such devices. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Contact:
Todd Wolfenbarger
The Summit Group Communications
801-595-1155
801-244-9600 cell

SOURCE: Lumera Corporation